SC 13G
1
sc13g.txt
QUEST MINERALS AND MINING, CORP.

                        SECURITIES & EXCHANGE COMMISSION
                             Washington, D.C. 20549
                             ----------------------

                                  SCHEDULE 13G
                                 (Rule 13d-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b), (c) AND (d) AND AMENDMENTS THERETO FILED
                              PURSUANT TO 13d-2(b)


                              QUEST MINERALS AND MINING, CORP.
                                (Name of Issuer)


               (Exact Name of Issuer as Specified in its Charter)


                                     COMMON
                         (Title of Class of Securities)


                                    74835X103
                                 (CUSIP Number)


                                 MAY 21, 2005
             (Date of event which requires filing of this statement)


     Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

     [ ]  Rule 13d-1(b)
     [x]  Rule 13d-1(c)
     [ ]  Rule 13d-1(d)





                               (Page 1 of 5 Pages)
---------------
     *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for purposes of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 74835X103                 13G              Page 2 of 5 Pages

--------------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO.
            OF ABOVE PERSONS (ENTITIES ONLY)
            CHRISTOPHER STRIDE AND KENNETH KRYS AS THE
            JOINT OFFICIAL LIQUIDATORS OF SEGOES
            SERVICES LTD (IN OFFICIAL LIQUIDATION)
            (WITHOUT PERSONAL LIABILITY)
--------------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                  (a) [ ]
                                                                  (b) [ ]
--------------------------------------------------------------------------------
     (3)    SEC USE ONLY
--------------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
            CAYMAN ISLANDS
--------------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                        4,805,214

SHARES         -----------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                           0
OWNED BY       -----------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                           0
REPORTING      -----------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                           0
--------------------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                        4,805,214
--------------------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **                       [ ]
--------------------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
                        7.95%
--------------------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON **
                        OO
--------------------------------------------------------------------------------
                    ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 74835X103                  13G               Page 3 of 5 Pages

Item 1(a).     Name of Issuer:
               QUEST MINERALS AND MINING, CORP

Item 1(b).     Address of Issuer's Principal Executive Offices:
               18B East 5th STREET
               PATTERSON, NJ 07524

Item 2(a).     Name of Person Filing:
               CHRISTOPHER STRIDE AND KENNETH KRYS AS THE
               JOINT OFFICIAL LIQUIDATORS OF SEGOES
               SERVICES LTD (IN OFFICIAL LIQUIDATION)
               (WITHOUT PERSONAL LIABILITY)

Item 2(b).     Address of Principal Business Office or, if None, Residence:
               P. O. BOX 1370 GT
               CAYMAN ISLANDS

Item 2(c).     Citizenship:

               This Statement is filed by SEGOES TRUST, a Belize Trust in liquidation

Item 2(d).     Title of Class of Securities:

               Common

Item 2(e).     CUSIP Number:  74835X103


Item 3. If this statement is filed pursuant to Rules 13d-1(b) or 13d-2(b) or
(c), check whether the person filing is a:

          (a) [ ] Broker or dealer registered under Section 15 of the Act,

          (b) [ ]  Bank as defined in Section 3(a)(6) of the Act,

          (c) [ ] Insurance Company as defined in Section 3(a)(19) of the Act,

          (d) [ ] Investment Company registered under Section 8 of the Investment Company Act of 1940,

          (e) [ ]  Investment Adviser in accordance with Rule
                   13d-1(b)(1)(ii)(E),

          (f) [ ] Employee Benefit Plan or Endowment Fund in accordance with Rule 13d-1(b)(1)(ii)(F),

          (g) [ ] Parent Holding Company or control person in accordance with Rule 13d-1(b)(1)(ii)(G),

          (h) [ ] Savings Association as defined in Section 3(b) of the Federal Deposit Insurance Act,

CUSIP No. 74835X103                  13G            Page 4 of 5 Pages

          (i) [ ] Church Plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940,

          (j) [ ]  Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

If this statement is filed pursuant to 13d-1(c), check this box:  [x]


Item 4.   Ownership.

          (a) Amount beneficially owned: 4,805,214
          (b) Percent of class: 7.95%
          (c) Number of shares as to which SEGOES TRUST has:
              (i)   Sole power to vote or direct the vote: 4,805,214
              (ii)  Shared power to vote or direct the vote: 0
             (iii)  Sole power to dispose or direct the disposition: 4,805,214
              (iv)  Shared power to dispose or direct the disposition: 0

Item 5.   Ownership of Five Percent or Less of a Class.
          Not Applicable

Item 6. Ownership of More than Five Percent on Behalf of Another Person. Not Applicable

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.
          Not Applicable

Item 8.   Identification and Classification of Members of the Group.
          Not Applicable


Item 9.   Notice of Dissolution of Group.
          Not Applicable

CUSIP No. 74835X103                13G              Page 5 of 5 Pages

Item 10.  Certification.

     Each of the Reporting Persons hereby makes the following certification:

          By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


                                    SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


DATED:  July 31, 2006


                                  SEGOES TRUST


                                  By: /s/ Kenneth M. Krys
                                      -------------------------------------
                                  Kenneth M. Krys
                                  Joint Official Liquidator of Segoes
                                  Services Ltd., Protector and Trustee
                                  of the Segoes Trust
				  (without personal liability)